Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CNFinance Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333- 230955) on Form S-8 of CNFinance Holdings Limited of our report dated April 28, 2021, with respect to the consolidated balance sheets of CNFinance Holdings Limited and its subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of CNFinance Holdings Limited.

Our report dated April 28, 2021 contains explanatory paragraphs that state that (1) CNFinance Holdings Limited and its subsidiaries has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (CECL) and (2) CNFinance Holdings Limited completed a reorganization through which it became the parent company of Sincere Fame International Limited on March 27, 2018.

/s/ KPMG Huazhen LLP

Guangzhou, China

April 28, 2021